FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE REPORTS FIRST QUARTER RESULTS
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Same-Store Retail Revenues Increase 16.4%

Income from Continuing Operations Increases to $20.8 Million and Related
Earnings per Share Increases to $0.23

Adjusted Income from Continuing Operations Increases 105% to $20.4 Million

SG&A to Gross Profit Improves 182 Basis Points to 83.1%

$71.1 Million of Convertible Notes Repurchased in Q1 2010
___________________________________________________________

BLOOMFIELD HILLS, MI, April 30, 2010 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, today reported first quarter income from continuing operations attributable to PAG of $20.8 million, or $0.23 per share. This compares to income from continuing operations attributable to PAG of $16.5 million, or $0.18 per share, in the first quarter last year. The Company recorded after-tax gains of $0.4 million and $6.5 million ($0.07 per share) in the first quarter of 2010 and 2009, respectively, relating to purchases of the Company’s 3.5% Senior Subordinated Convertible Notes due 2026. Excluding these gains, adjusted income from continuing operations attributable to PAG in the first quarter of 2010 and 2009 amounted to $20.4 million, or $0.22 per share, and $10.0 million, or $0.11 per share, respectively. Net income attributable to common shareholders in the first quarter of 2010 was $20.4 million, or $0.22 per share.

Total revenue increased $332 million, or 15.4%, to $2.5 billion in the first quarter 2010. The increase in revenue was driven by 9.2% increase in total retail unit sales. On a same-store basis, total retail revenue increased 16.4%, including increases of 14.0% in the United States and 20.4% internationally. During the first quarter, selling, general and administrative expenses as a percentage of gross profit declined 182 basis points to 83.1%.

“I am extremely pleased with the performance of our business in the first quarter,” said Penske Automotive Group Chairman Roger Penske. “Despite difficult weather conditions in many of our markets and the challenging market dynamics facing the smart brand, an improving overall retail environment and the continued strong performance of our premium/luxury brands in all of our markets contributed to our strong operating results. On an adjusted basis, income from continuing operations increased 105% and earnings per share doubled compared to the first quarter last year.”

smart USA

During the first quarter, smart USA wholesaled 956 units, which compares to 5,714 units in the first quarter last year. In response to the continuing slow selling environment, smart USA further enhanced its efforts to reduce vehicle stock and offered increased incentives on certain 2009 smart fortwos, which resulted in an after-tax expense of $0.7 million, or $0.01 per share. These challenging conditions contributed to a loss of $0.04 per share in the distribution segment in the first quarter.

Securities Repurchase Authority

The Company repurchased $71.1 million principal amount of its 3.5% Senior Subordinated Convertible Notes due 2026 in open market transactions for $71.7 million in cash during the first quarter, leaving approximately $235 million principal amount of these securities outstanding.

The Company has $123 million remaining under its previously announced authority to repurchase its outstanding common stock, debt and convertible debt, depending on market conditions, price and other factors. Securities may be acquired from time to time either through open market purchases, negotiated transactions or other means.

Conference Call

Penske Automotive will host a conference call discussing financial results relating to the first quarter of 2010 on April 30, 2010, at 2:00 p.m. Eastern Daylight Time. To listen to the conference call, participants must dial (800) 230-1093 [International, please dial (612) 288-0329]. The call will also be simultaneously broadcast over the Internet through the Penske Automotive Group website at www.penskeautomotive.com.

About Penske Automotive

Penske Automotive Group, Inc. (www.penskeautomotive.com), headquartered in Bloomfield Hills, Michigan, operates 326 retail automotive franchises, representing 40 different brands and 25 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 174 franchises in 17 states and Puerto Rico and 152 franchises located outside the United States, primarily in the United Kingdom.

Penske Automotive, through its wholly-owned subsidiary smart USA Distributor LLC (www.smartusa.com), is the exclusive distributor of the smart fortwo vehicle and related parts in the United States. smart USA supports more than 75 smart retail centers in the United States.

Penske Automotive is a member of the Fortune 500 and Russell 1000 and has approximately 14,000 employees. smart and fortwo are registered trademarks of Daimler AG.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future sales potential. Actual results may vary materially because of risks and uncertainties, including external factors such as consumer credit conditions, adverse conditions affecting a particular manufacturer, macro-economic factors, interest rate fluctuations, changes in consumer spending, and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties, which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2009, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

Non-GAAP Financial Measures

This release contains certain non-GAAP financial measures as defined under SEC rules, such as adjusted income from continuing operations attributable to PAG and related earnings per share. The Company has reconciled these measures to the most directly comparable GAAP measures in the release. The Company believes that these non-GAAP financial measures improve the transparency of the Company’s disclosure by providing period-to-period comparability of the Company’s results from operations.

Contacts:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@penskeautomotive.com

or
Anthony R. Pordon Senior Vice President 248-648-2540 tpordon@penskeautomotive.com

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	First Quarter
	2010	2009
Revenues:
New Vehicle	$1,234,705	$971,814
Used Vehicle	698,771	616,727
Finance and Insurance, Net	59,592	48,497
Service and Parts	335,207	327,526
Distribution	7,936	80,113
Fleet and Wholesale Vehicle	156,163	115,222

Total Revenues	2,492,374	2,159,899

Cost of Sales:
New Vehicle	1,132,996	900,409
Used Vehicle	641,872	560,629
Service and Parts	146,167	150,392
Distribution	7,722	68,314
Fleet and Wholesale Vehicle	152,387	111,547

Total Cost of Sales	2,081,144	1,791,291

Gross Profit	411,230	368,608
SG&A Expenses	341,644	312,941
Depreciation and Amortization	12,374	12,881

Operating Income	57,212	42,786
Floor Plan Interest Expense	(8,570)	(9,474)
Other Interest Expense	(12,720)	(14,500)
Debt Discount Amortization	(2,915)	(3,638)
Equity in Earnings (Loss) of Affiliates	(429)	714
Gain on Debt Repurchase	605	10,429

Income from Continuing Operations Before Income Taxes	33,183	26,317
Income Taxes	(12,444)	(9,857)

Income from Continuing Operations	20,739	16,460
Loss from Discontinued Operations, Net of Tax	(407)	(258)

Net Income	20,332	16,202
Loss Attributable to Non-Controlling Interests	22	80

Net Income Attributable to Common Shareholders	$20,354	$16,282

Income from Continuing Operations Per Share	$0.23	$0.18

Income Per Share	$0.22	$0.18

Weighted Average Shares Outstanding	91,961	91,501

Amounts Attributable to Common Shareholders:
Reported Income from Continuing Operations	$20,739	$16,460
Loss Attributable to Non-Controlling Interests	22	80

Income from Continuing Operations, net of tax	20,761	16,540
Loss from Discontinued Operations, net of tax	(407)	(258)

Net Income	$20,354	$16,282

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Condensed Balance Sheets
(Amounts In Thousands)
(Unaudited)

	3/31/10	12/31/09
Assets
Cash and Cash Equivalents	$23,543	$13,769
Accounts Receivable, Net	378,395	322,598
Inventories	1,384,231	1,306,532
Other Current Assets	103,821	95,560
Assets Held for Sale	6,302	5,005

Total Current Assets	1,896,292	1,743,464
Property and Equipment, Net	720,575	726,835
Intangibles	1,004,367	1,012,079
Other Long-Term Assets	294,941	313,629

Total Assets	$3,916,175	$3,796,007

Liabilities and Equity
Floor Plan Notes Payable	$868,226	$772,926
Floor Plan Notes Payable – Non-Trade	488,362	423,316
Accounts Payable	213,541	190,325
Accrued Expenses	235,114	227,725
Current Portion Long-Term Debt	16,611	12,442
Liabilities Held for Sale	4,616	3,083

Total Current Liabilities	1,826,470	1,629,817
Long-Term Debt	862,785	933,966
Other Long-Term Liabilities	283,891	286,185

Total Liabilities	2,973,146	2,849,968
Equity	943,029	946,039

Total Liabilities and Equity	$3,916,175	$3,796,007

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data

	Three Months
	2010	2009
Total Retail Units:
New Retail	36,212	30,756
Used Retail	26,887	27,007

Total Retail	63,099	57,763

smart Wholesale Units	956	5,714

Same-Store Retail Units:
New Same-Store Retail	35,485	30,681
Used Same-Store Retail	26,436	26,918

Total Same-Store Retail	61,921	57,599

Same-Store Retail Revenue:
New Vehicles	$1,206,057	$967,461
Used Vehicles	681,068	613,150
Finance and Insurance, Net	58,358	48,363
Service and Parts	329,254	324,762

Total Same-Store Retail	$2,274,737	$1,953,736

Same-Store Retail Revenue Growth:
New Vehicles	24.7%	(42.9%)
Used Vehicles	11.1%	(27.0%)
Finance and Insurance, Net	20.7%	(36.6%)
Service and Parts	1.4%	(12.2%)
Revenue Mix:
New Vehicles	49.5%	45.0%
Used Vehicles	28.0%	28.6%
Finance and Insurance, Net	2.4%	2.2%
Service and Parts	13.5%	15.2%
Distribution	0.3%	3.7%
Fleet and Wholesale	6.3%	5.3%
Average Retail Selling Price:
New Vehicles	$34,097	$31,598
Used Vehicles	25,989	22,836
Gross Margin	16.5%	17.1%
Retail Gross Margin – by Product:
New Vehicles	8.2%	7.3%
Used Vehicles	8.1%	9.1%
Service and Parts	56.4%	54.1%

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data (Continued)

	Three Months
	2010	2009
Gross Profit per Retail Transaction:
New Vehicles	$2,809	$2,322
Used Vehicles	2,116	2,077
Finance and Insurance	944	840
Brand Mix:
BMW	20%	22%
Toyota / Lexus	18%	19%
Honda / Acura	14%	14%
Audi	11%	10%
Mercedes Benz	10%	10%
Land Rover	5%	4%
Porsche	4%	3%
Other	18%	18%

	100%	100%
Premium	65%	65%
Foreign	30%	31%
Domestic Big 3	5%	4%

	100%	100%
Revenue Mix:
U.S.	61%	64%
International	39%	36%

	100%	100%
Rent Expense	$41,419	$39,625
	3/31/10	12/31/09

Debt to Total Capital Ratio	48%	50%
Debt Covenant Compliance (U.S.):
Current Ratio (min 1.00:1)	1.04:1	1.07:1
Fixed Charge Coverage Ratio (min 1.00:1)	1.34:1	1.29:1
Ratio of Non-Floorplan Debt to Stockholders’ Equity (max 1.30:1)	0.61:1	0.66:1
Funded Debt to EBITDA Ratio (max 2.50:1)	1.04:1	1.11:1
Debt Covenant Compliance (U.K.):
Capital Expenditures (max £50 million)	£9.3	£12.7
EBITAR to Fixed Charges (min 1.50:1)	2.88x	2.72x
Debt to EBITAR (max 3.25:1)	0.71x	0.77x